Exhibit 99.1

Contacts:

Richard D. Katz, M.D. EVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Gregory Gin Lazar Partners, Ltd.

(919) 941-5206	(212) 867-1762
rkatz@icagen.com	ggin@lazarpartners.com

FOR IMMEDIATE RELEASE:

ICAGEN ANNOUNCES SENIOR MANAGEMENT PROMOTIONS

RESEARCH TRIANGLE PARK, N.C. (March 19, 2008) – Icagen, Inc. (NASDAQ: ICGN) today announced the following senior management promotions:

Richard Katz, M.D. has been promoted to Executive Vice President, Finance and Corporate Development and Chief Financial Officer. Dr. Katz has held the position of Senior Vice President, Finance and Corporate Development, and Chief Financial Officer since 2001. From 1996 to 2001, Dr. Katz worked in the Investment Banking Division of Goldman Sachs, most recently as a vice president in the Healthcare Group. Prior to joining Goldman Sachs, Dr. Katz earned a Masters in Business Administration from Harvard Business School where he graduated as a Baker Scholar. Dr. Katz earned his M.D. from the Stanford University School of Medicine and completed an internship in general surgery at the Hospital of the University of Pennsylvania. Dr. Katz received his A.B. in applied mathematics with high distinction from Harvard University.

“Rich has made significant contributions to Icagen during the last six years. With the combination of his medical and business training and his prior experiences in investment banking, he is able to contribute to our successes on many fronts. On behalf of the Board of Directors of Icagen, I am pleased to announce this well-deserved promotion,” said P. Kay Wagoner, Ph.D., President and CEO.

Douglas Krafte, Ph.D. has been promoted to Vice President of Biology and Scientific Affairs. Dr. Krafte has served as Vice President of Biology for the last six years and previously as Director of Biology. From 1997 to 1999, Dr. Krafte served as group leader for ion channel research at Aurora Biosciences Corp. Prior to joining Aurora Biosciences, Dr. Krafte held positions at Sterling-Winthrop, Inc. and Boehringer Ingelheim Corporation. Dr. Krafte is a member of the Biophysical Society, the Society for Neuroscience and the Society of General Physiologists. Dr. Krafte received his Ph.D. in physiology from the University of Rochester and his bachelor’s degree from Vanderbilt University.

Mark Suto, Ph.D. has been promoted to Vice President of Chemical and Pharmaceutical Sciences. Dr. Suto has served as Vice President of Chemistry for the last four years. From 2003 until 2004, Dr. Suto served as executive vice president and chief scientific officer of Neurion Pharmaceuticals, Inc. In 2002, Dr. Suto served as vice president, chemical and biological sciences, at Deltagen Research Laboratories, a subsidiary of Deltagen, Inc. From 1999 until 2002, Dr. Suto served as executive director, chemistry, at DuPont Pharmaceuticals Company (acquired by Bristol-Myers Squibb Company). Prior to joining Bristol-Myers Squibb, Dr. Suto held positions at CombiChem, Inc. and Signal Pharmaceuticals Inc., as well as several other positions in the pharmaceutical industry. Dr. Suto received both his Ph.D. in medicinal chemistry and his bachelor’s degree in science, medicinal chemistry from State University of New York at Buffalo.

“I have worked closely with Doug and Mark over a number of years and have seen them accept broad responsibilities in our research and discovery groups and succeed in those responsibilities. They are well-respected scientific leaders in whom I have the utmost confidence, and therefore I am pleased to announce this significant expansion of their responsibilities,” said Dr. Wagoner.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities, in some cases in collaboration with leading pharmaceutical companies, in a number of disease areas, including epilepsy, pain and inflammation. The Company has clinical stage programs in epilepsy and asthma.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10- K, filed with the SEC on March 7, 2008. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant such products continued product development; whether and when, if at all, the Company’s product candidates, including ICA-105665 and the Company’s other lead compounds for epilepsy and neuropathic pain and senicapoc for asthma, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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